Exhibit 99.1

World Point Terminals, LP Announces Financial Results for the Quarter Ended June 30, 2015

ST. LOUIS, Missouri, August 12, 2015 –World Point Terminals, LP (the “Partnership”), a Delaware limited partnership (NYSE: WPT), announced today its financial results for the quarter ended June 30, 2015.

Financial Summary

A summary of the financial results for the three months ended June 30, 2015 compared to the three months ended June 30, 2014, includes:

•	Revenues for the three months ended March 31, 2015 increased $2.0 million, or 9%, compared to the three months ended June 30, 2014.
o	Base storage services fees increased $1.5 million or 8% primarily as a result of the addition of the Blakeley Island and Chickasaw terminals in the second quarter of 2014, and the addition of the Greensboro terminal in the first quarter of 2015, partially offset by reduced base storage fees at the Galveston terminal.
o	Excess storage fees increased $0.1 million compared to the three months ended June 30, 2014.
o	Ancillary and additive services increased $0.4 million.
•	Operating expenses for the three months ended June 30, 2015 increased $1.9 million or 31% compared to the three months ended June 30, 2014. This increase was primarily attributable to a (i) $0.6 million increase in labor costs due to the acquisition of the Blakeley Island, Chickasaw, and Greensboro terminals and normal wage increases, (ii) $0.2 million increase in insurance, (iii) $0.4 million increase in repairs and maintenance primarily due to periodic tank cleaning and repairs, (iv) $0.1 million increase in property taxes, and (v) $0.6 million increase in other expenses, offset by a slight decrease in utilities.
•	Selling, general and administrative expenses for the three months ended June 30, 2015 decreased $1.0 million, or 41%, compared to the three months ended June 30, 2014 as a result of a (i) $0.7 million decrease in personnel and other professional fees, (ii) $0.3 million decrease in public company expense, and (iii) $0.1 million decrease in insurance and legal expense, offset by a $0.1 million increase in unit-based compensation expense.
•	Depreciation and amortization expense for the three months ended June 30, 2015 increased $1.3 million, or 27%, compared to the three months ended June 30, 2014. This increase is primarily due to (i) normal capital expenditures and (ii) the acquisition of two terminals in Mobile, Alabama in the second quarter of 2014 and the acquisition of the Greensboro, North Carolina terminal in January 2015.
•	Interest expense for the three months ended June 30, 2015 decreased slightly compared to the three months ended June 30, 2014.
•	Interest and dividend income for the three months ended June 30, 2015 increased slightly compared to the three months ended June 30, 2014. This increase was attributable to higher amounts of short-term investments held during the first half of 2015.
•	Gain (loss) on investments for the three months ended June 30, 2015 decreased $0.3 million compared to the three months ended June 30, 2014. The decrease was primarily attributable to a smaller mark-to-market gain on investments recorded at June 30, 2015.
•	Income tax expense for the three months ended June 30, 2015 decreased slightly compared with the three months ended June 30, 2014.
•	Net income for the three months ended June 30, 2015 decreased $0.5 million, or 5%, compared to the three months ended June 30, 2014. Net income was $0.25 per unit for the three months ended June 30, 2015.
•	Adjusted EBITDA, as defined by the Partnership, increased $1.2 million for the three months ended June 30, 2015 compared with the three months ended June 30, 2014.

A summary of the financial results for the six months ended June 30, 2015 compared to the six months ended June 30, 2014, includes:

•	Revenues for the three months ended March 31, 2015 increased $2.0 million, or 9%, compared to the three months ended June 30, 2014.

o	Base storage services fees increased $4.2 million or 12%, primarily as a result of the addition of the Blakeley Island and Chickasaw terminals in the second quarter of 2014, and the addition of the Greensboro terminal in the first quarter of 2015, partially offset by reduced base storage fees at the Galveston terminal.
o	Excess storage services fees decreased slightly for the six months ended June 30, 2015 compared to the six months ended June 30, 2014.
o	Ancillary and additive services increased $0.3 million compared to the six months ended June 30, 2014.
•	Operating expenses for the six months ended June 30, 2015 increased $2.1 million, or 15%, compared to the six months ended June 30, 2014. This increase was primarily attributable to a (i) $1.4 million increase in labor costs due to the acquisition of the Blakeley Island, Chickasaw, and Greensboro terminals and normal wage increases, (ii) $0.3 million increase in insurance, (iii) $0.5 million increase in repairs and maintenance due to periodic tank cleaning and repairs, and (iv) $0.2 million increase in property taxes, offset by a $0.3 million decrease in utilities and other expenses
•	Selling, general and administrative expenses for the six months ended June 30, 2015 decreased $0.6 million, or 17%, compared to the six months ended June 30, 2014 as a result of a (i) $0.7 million decrease in personnel and other professional fees, (ii) $0.3 million decrease in public company expenses, (iii) $0.1 million decrease in insurance and legal expense, and (iv) $0.1 million decrease in directors’ fees, offset by a $0.6 million increase in unit-based compensation expense.
•	Depreciation and amortization expense for the six months ended June 30, 2015 increased $2.7 million, or 27%, compared to the six months ended June 30, 2014. This increase is primarily due to (i) normal capital expenditures and (ii) the acquisition of two terminals in Mobile, Alabama in the second quarter of 2014 and the acquisition of the Greensboro, North Carolina terminal in January 2015.
•	Interest expense for the six months ended June 30, 2015 decreased slightly compared to the six months ended June 30, 2014.

•	Interest and dividend income for the six months ended June 30, 2015 increased $0.1 million compared to the six months ended June 30, 2014. This increase was attributable to higher amounts of short-term investments held during the first half of 2015.
•	Gain (loss) on investments for the six months ended June 30, 2014 decreased $0.2 million compared to the six months ended June 30, 2014. The decrease was primarily attributable to a smaller mark-to-market gain on investments recorded at June 30, 2015.
•	Income tax expense for the six months ended June 30, 2015 decreased slightly compared with the six months ended June 30, 2014.
•	Net income for the six months ended June 30, 2015 increased $0.2 million, or 1%, compared to the six months ended June 30, 2014. Net income was $0.52 per unit for the six months ended June 30, 2015.
•	Adjusted EBITDA, as defined by the Partnership, increased $3.6 million for the six months ended June 30, 2015 compared with the three months ended June 30, 2014.

Attachment A to this communication contains selected financial and operational data from the Partnership’s Condensed Consolidated Statements of Operations for the three and six month periods ended June 30, 2015 and June 30, 2014.

Filing of Quarterly Report on Form 10-Q

World Point Terminals, LP filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission and posted that report to its website: www.worldpointlp.com on August 12, 2015.

Operational Update

The Partnership reported growth in both revenue and adjusted EBITDA in the first six months of 2015 compared to the first six months of 2014, due primarily to revenue from the Greensboro, Chickasaw, and Blakeley Island terminals. In addition, during the first quarter of 2015, we had 580,000 barrels of tankage contracted under “spot” (month-to-month) contracts, that replaced revenues from contracts that were not renewed at the end of 2014. As of June 30, 2015, we have approximately 951,000 barrels of unutilized storage at our Galveston terminal. There is no certainty as to when we will be able to place those tanks under contract. In addition, there is no certainty that contracts expiring in 2015 will be extended or that any extension or recontracting will result in the same level of revenue to the Partnership. Despite the likelihood that we may experience some near-term under-utilization of our assets, we maintain our belief that the long-term outlook for our industry remains strong.

About World Point Terminals, LP

World Point Terminals, LP is a master limited partnership that owns, operates, develops and acquires terminals and other assets relating to the storage of light refined products, heavy refined products and crude oil. The Partnership currently owns 15.3 million barrels of storage capacity at 17 strategically located terminals in the East Coast, Gulf Coast and Midwest regions of the United States. The Partnership is headquartered in St. Louis, Missouri.

Forward-Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as “possible,” “if,” “will” and “expect” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Partnership does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware, after the date hereof.

Non-GAAP Financial Measure.

In addition to the GAAP results provided in this quarterly report on Form 10-Q, we provide a non-GAAP financial measure, Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization expense and equity based compensation expense as further adjusted to remove gain or loss on investments and on the disposition of assets and non-recurring items.

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;
•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;
•	our ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment in various opportunities.

We believe that the presentation of Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to Adjusted EBITDA is net income. Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Attachment B to this communication contains a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure for the three month periods ended June 30, 2015 and June 30, 2014.

Contacts:

Liz McGee

Investor Relations

Phone: (314) 854-8366

lmcgee@worldpointlp.com

Attachment A: Selected Financial and Operational Data

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
	(Dollars in thousands)

REVENUES
Third parties	$15,183	$14,371	$30,457	$28,784
Affiliates	9,254	8,042	19,123	16,361
	24,437	22,413	49,580	45,145

Operating costs, expenses and other
Operating expenses	7,324	5,302	14,650	12,494
Operating expenses reimbursed to affiliates	653	802	1,386	1,473
Selling, general and administrative expenses	923	1,869	1,960	2,518
Selling, general and administrative expenses reimbursed to affiliates	441	451	891	905
Depreciation and amortization	6,285	4,964	12,458	9,795
Income from joint venture	(61)	(132)	(170)	(261)
Total operating costs, expenses and other	15,565	13,256	31,175	26,924

INCOME FROM OPERATIONS	8,872	9,157	18,405	18,221

OTHER INCOME (EXPENSE)
Interest expense	(206)	(217)	(411)	(430)
Interest and dividend income	92	37	177	46
Gain (loss) on investments and other-net	(162)	130	(68)	159
Income before income taxes	8,596	9,107	18,103	17,996
Provision for income taxes	22	53	30	73
NET INCOME	$8,574	$9,054	$18,073	$17,923

Operating Data:
Available storage capacity, end of period (mbbls)	15,275	14,591	15,275	14,591
Average daily terminal throughput (mbbls)	194	197	193	189

Attachment B: Reconciliation of Net Income to Adjusted EBITDA

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
	(in thousands)
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$8,574	$9,054	$18,073	$17,923
Depreciation and amortization	6,285	4,964	12,458	9,795
Depreciation and amortization – CENEX joint venture	113	46	223	67
Provision for income taxes	22	53	30	73
Interest expense and other	206	217	411	430
Interest and dividend income	(92)	(37)	(177)	(46)
Equity based compensation expense	635	510	1,270	662
(Gain) loss of investments and other - net	162	(130)	68	(159)
Adjusted EBITDA	$15,905	$14,677	$32,356	$28,745

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